Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

2011 FOURTH QUARTER AND FULL YEAR RESULTS

Rye Brook, NY — February 15, 2012 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter and year ended December 31, 2011.

Fourth Quarter 2011

Universal American’s reported net loss for the fourth quarter of 2011 was $20.0 million, or $0.25 per share.  Adjusted net income(1) for the fourth quarter of 2011 was $10.4 million, or $0.13 per share, which excludes the following after-tax items:

•

$25.5 million, or $0.31 per share, of charges incurred in connection with cost reduction initiatives in our Medicare Advantage, Traditional and Corporate segments, the realignment of our distribution channels and other special items;

•	$1.4 million, or $0.02 per share, of loss from discontinued operations related to our previously-owned Medicare Part D business that was sold on April 29, 2011;

•	$1.4 million, or $0.02 per share, of non-recurring tax expense;

•	$1.1 million, or $0.02 per share, of transaction costs associated with the pending acquisition of APS Healthcare, Inc.; and

•	$1.0 million, or $0.01 per share, of net realized investment losses.

Total revenues from continuing operations for the fourth quarter of 2011 were $529 million.

Full Year 2011

Universal American’s reported net loss for the full year 2011 was $43.0 million, or $0.53 per share.  Adjusted net income for the full year 2011 was $30.3 million, or $0.38 per share, which excludes the following after-tax items:

(1)  Please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release for a reconciliation of adjusted net income to net (loss) income and other reconciliations.

•	$43.3 million, or $0.54 per share, of loss from discontinued operations (including transaction costs) related to our previously-owned Medicare Part D business that was sold on April 29, 2011;

•	$5.6 million, or $0.07 per share, of non-recurring after-tax expenses related to the accelerated vesting of options and restricted stock as part of the Part D sale;

•

$25.5 million, or $0.31 per share, of charges incurred in connection with cost reduction initiatives in our Medicare Advantage, Traditional and Corporate segments, the realignment of our distribution channels and other special items;

•	$1.7 million, or $0.02 per share, of non-recurring tax benefits;

•	$1.1 million, or $0.02 per share, of transaction costs associated with the pending acquisition of APS Healthcare, Inc.; and

•	$0.5 million, or less than $0.01 per share, of net realized investment gains.

Total revenues from continuing operations for the full year of 2011 were $2.3 billion.

APS Healthcare Acquisition

On January 11, 2012, the Company entered into a definitive agreement to acquire APS Healthcare, Inc. (“APS Healthcare”), a leading provider of specialty healthcare solutions primarily to Medicaid Agencies.  The transaction, which is expected to close in the 1st quarter of 2012, is subject to customary closing conditions, including regulatory approvals.

The transaction significantly enhances Universal American’s breadth of capabilities to participate in the emerging growth opportunities in healthcare, including the large dual eligible opportunity.  APS Healthcare brings a full range of healthcare solutions, including case management and care coordination, clinical quality and utilization review, and behavioral health services that enable its customers to reduce healthcare costs and improve the quality of their care.  APS Healthcare’s 400 customers include Medicaid Agencies, state and local governments, health plans, employers and labor trust groups and it serves approximately 30 government programs in 25 states and Puerto Rico covering over 17 million members, making it one of the largest specialty healthcare services companies in the country.  APS Healthcare is headquartered in White Plains, NY with 2011 revenues of more than $300 million and 2011 EBITDA(2) estimated at approximately $31 million.

(2)  We have not included a reconciliation of 2011 estimated EBITDA for APS Healthcare to net income because certain of the components of this reconciliation are not finalized at this time.

Management Comments

“2011 was an active year of transition for Universal American.  Early in the year, we sold our Part D business and distributed $14 per share to our shareholders. For the balance of the year, we focused on improving and right-sizing the remainder of the Company, especially our Medicare Advantage business. We were pleased with the 2011 benefit ratios, which give us confidence in the risk management principles we used in our bids for our 2012 Medicare Advantage products. Further, we believe we have taken the required steps to bring our G&A costs more in line with the size of our business,” commented Richard A. Barasch, Chairman and CEO.

“Going into 2012, we are pursuing several high growth opportunities in healthcare.  First, one of our subsidiaries is participating in several applications for Accountable Care Organizations, taking advantage of our long-time experience in sharing risk with primary care physicians.  Second, we signed a definitive agreement to acquire APS Healthcare, providing us with Medicaid contracting and care management expertise with a particular focus on high-risk populations, which will allow us to participate in emerging opportunities in Medicaid, especially for the dual eligible population.”

Medicare Advantage

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2011	2010	2011	2010

Revenue	$458.7	$800.5	$1,988.4	$3,182.4

Operating Income	$19.8	$13.0	$68.0	$149.1

For the full year 2011, our reported Medicare Advantage MBR was 82.3%, which included positive prior year items of $18.1 million, pre-tax. Excluding these prior period items, the MBR was 83.0% for 2011. Our reported Medicare Advantage MBR for the fourth quarter of 2011 was 79.6%, which included positive out of period items of $5.8 million, pre-tax. Excluding these prior period items, the MBR was 80.7% for the fourth quarter of 2011.  The administrative expense ratio in 2011 was 15.7%.

Traditional Insurance

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2011	2010	2011	2010

Revenue	$67.9	$74.5	$281.1	$307.5

Operating Income / (Loss)	$4.6	$(0.5)	$13.2	$1.2

Our Traditional Insurance segment operating income for the fourth quarter of 2011 and full year 2011 increased year-over-year due to increased net investment income and lower administrative expenses, with revenue declining in the same periods due to the continued run-off of our legacy insurance products.

Investment Portfolio

Universal American’s $1.3 billion portfolio of cash and invested assets, as of December 31, 2011, had the following characteristics:

•	34% is invested in U.S. Government and agency securities;

•	The average credit quality of the longer term $1.2 billion fixed income portfolio is AA-, with 52% invested in securities rated AA or higher; and

•	Less than 1% of the portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of December 31, 2011 is available for review in the financial supplement located in the Investors - Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of December 31, 2011, Universal American’s Balance Sheet had the following characteristics:

•	Total cash and investments were $1.3 billion and total assets were $2.2 billion;

•	Total policyholder liabilities were $1.0 billion and total liabilities were $1.2 billion;

•	Stockholders’ equity was $1.0 billion and book value per share was $12.09 per diluted common share;

•	Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill, amortizing intangibles and deferred acquisition costs) was $9.74;

•	Unregulated cash of $64 million; and

•	$40 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5% and no debt.

The ratio of debt to total capital, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s mandatorily redeemable preferred stock as debt was 3.9%.

2012 Guidance

Universal American expects to earn approximately $0.52 to $0.58 per diluted share for 2012, excluding investment costs in Accountable Care Organizations and other growth opportunities, modest expected accretion from the APS Healthcare transaction and any capital gains or losses.

Conference Call

Universal American will host a conference call at 9:00 a.m. Eastern Time on Thursday, February 16, 2012, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a 4th Quarter 2011 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 4th Quarter 2011 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people with Medicare. We are dedicated to working collaboratively with healthcare professionals in order to improve the health and well-being of our members. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*              *              *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports. A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following:  we are subject to extensive government regulation; the CMS sanction that suspended us from marketing to and enrolling new members in our Medicare Advantage plans during the 2011 annual enrollment period had and may continue to have a material adverse effect on the Medicare Advantage business, financial condition and results of operations; the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company; recently enacted healthcare legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we may continue to experience membership losses in our Medicare Advantage business; reductions in funding for Medicare programs could materially reduce our profitability; we may invest significant capital and management attention in new business opportunities that may not be successful; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; competition in the insurance and healthcare industries is intense, and if we do not design and price our products properly and competitively, our membership and profitability could decline; our reserves may not be adequate; we may not be able to improve our CMS star ratings which may cause certain of our plans to be terminated or to receive less bonuses or rebates than our competitors; we may experience higher than expected loss ratios which could materially adversely affect our results of operations; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results and/or impact our ability to sell Medicare products; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; our Medicare Advantage business is subject to an annual competitive bidding process that could adversely affect our profitability; CMS’s risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations; if we are unable to develop and maintain satisfactory relationships with the providers of care to our members, our profitability could be adversely affected and we may be precluded from operating in some markets; substantially all our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we derive a substantial portion of our Medicare Advantage revenues and profits from Medicare Advantage HMO operations in Texas, and legislative actions, economic conditions or other factors that adversely affect those operations could materially reduce our revenues and profits; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; we have incurred and may in the future incur significant expenses in connection with the implementation and expansion of our new Medicare Advantage plans, which could adversely affect our operating results; we may be unable to access sources of financing; the historical consolidated financial information of old Universal American is not necessarily representative of our future financial position, future results of operations or future cash flows nor do they reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented, any negative effects from the pendency of the APS Healthcare transaction; the risk that a condition to closing of the APS Healthcare transaction may not be satisfied; the risk that a regulatory approval that may be required for the APS Healthcare transaction is not obtained or is obtained subject to conditions that are not anticipated; the risk that the APS Healthcare transaction does not occur for any other reason; problems may arise in successfully integrating the businesses of the companies, which may result in Universal American not operating as effectively and efficiently as expected; Universal American may be unable to achieve cost-cutting synergies arising out of the transaction or it may take longer than expected to achieve those synergies; and the transaction may involve unexpected costs, unexpected liabilities or unexpected delays. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Consolidated Results

Net premiums and policyholder fees	$515.0	$863.4	$2,219.8	$3,445.6
Net investment income	10.9	9.8	47.4	39.9
Other income	4.6	2.5	14.6	9.6
Realized (losses) gains	(1.6)	(0.3)	0.8	6.6
Total revenues	528.9	875.4	2,282.6	3,501.7

Policyholder benefits	407.7	725.4	1,812.8	2,860.6
Change in deferred acquisition costs	0.9	2.1	3.2	5.6
Amortization of present value of future profits	1.1	1.8	4.4	7.3
Restructuring costs	22.0	—	22.0	—
Intangible asset impairment	15.6	—	15.6	—
Commissions and general expenses, net of allowances	104.6	156.3	420.5	509.0
Total benefits and expenses	551.9	885.6	2,278.5	3,382.5

(Loss) income from continuing operations before income taxes	(23.0)	(10.2)	4.1	119.2

Income taxes (benefit)(1)	(4.4)	(4.3)	3.8	31.2

Net (loss) income from continuing operations	(18.6)	(5.9)	0.3	88.0

(Loss) income from discontinued operations, net of tax	(1.4)	110.4	(43.3)	99.7

Net (loss) income	$(20.0)	$104.5	$(43.0)	$187.7

Per Share Data (Diluted)
Continuing operations	$(0.23)	$(0.07)	$0.01	$1.12
Discontinued operations	(0.02)	1.41	(0.54)	1.26
Net (loss) income	$(0.25)	$1.34	$(0.53)	$2.38

Diluted weighted average shares outstanding	80.5	79.1	80.6	78.7

Cash dividends per common share	$—	$2.00	$—	$2.00

See following page for explanation of footnote.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Income (Loss) before Taxes by Segment

Medicare Advantage	$19.8	$13.0	$68.0	$149.1
Traditional Insurance	4.6	(0.5)	13.2	1.2
Corporate & Other	(45.8)	(22.4)	(77.9)	(37.7)
Realized (Losses) Gains	(1.6)	(0.3)	0.8	6.6

(Loss) income from continuing operations before taxes	$(23.0)	$(10.2)	$4.1	$119.2

BALANCE SHEET DATA	December 31, 2011
Total cash and investments	$1,288.0
Total assets	$2,202.8
Total policyholder related liabilities	$967.9
Total reinsurance recoverable (ceded policyholder liabilities)	$495.9
Mandatorily Redeemable Preferred Shares	$40.0
Total stockholders’ equity	$985.3
Diluted book value per common share	$12.09
Diluted common shares outstanding at balance sheet date	81.5

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$974.1
Diluted book value per common share (excluding AOCI) * (2)	$11.96
Diluted tangible book value per common share (excluding AOCI) * (3)	$9.74
Debt to total capital ratio (excluding AOCI) * (4)	3.9%

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Adjusted net income (loss) (5)	$10.4	$(8.6)	$30.3	$69.3
Adjusted net income (loss) per share (diluted)	$0.13	$(0.11)	$0.38	$0.88

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)

The effective tax rate for continuing operations was 19.1% for the fourth quarter of 2011 and 42.1% for the fourth quarter of 2010. For the year ended December 31, 2011, the effective tax rate on continuing operations was 93.6%, compared with 26.2% for the same period of 2010. The effective rates include non-recurring tax expense of $1.3 million for the quarter ended December 31, 2011 and non-recurring tax benefits of $2.8 million for the same period of 2010 and non-recurring tax benefits of $1.7 million and $14.4 million for the years then ended, respectively. The higher effective rates in 2011 were also driven by revenue-based state taxes on lines of business where revenues were relatively constant year-over-year, while 2011 pre-tax earnings were lower and the relative impact of permanent items in 2011 compared with 2010.

(2)

Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)

Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4)

The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus the Mandatorily Redeemable Preferred Shares.

(5)

Adjusted net income (loss) is calculated as net income (loss) excluding discontinued operations, Part D Transaction related stock-based compensation expenses, restructuring, non-recurring tax benefits, APS Healthcare transaction costs, and after-tax realized gains and losses.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. We have not included a reconciliation of projected earnings per diluted share because projections for some components of this reconciliation are not possible to forecast at this time.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Adjusted Net Income (Loss) ($ in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net (loss) income	$(20.0)	$104.5	$(43.0)	$187.7
Discontinued operations, after-tax	1.4	(110.4)	43.3	(99.7)
Part D transaction related stock based compensation expense	—	—	5.6	—
Restructuring & impairment costs	25.5	—	25.5	—
Non-recurring tax expense (benefit)	1.4	(2.9)	(1.7)	(14.4)
APS Healthcare transaction costs	1.1	—	1.1	—
Net realized losses (gains), after-tax	1.0	0.2	(0.5)	(4.3)
Adjusted net income (loss)	$10.4	$(8.6)	$30.3	$69.3

Per share (diluted)
Net income (loss)	$(0.25)	$1.34	$(0.53)	$2.38
Discontinued operations, after-tax	0.02	(1.41)	0.54	(1.27)
Part D transaction-related stock based compensation expense	—	—	0.07	—
Restructuring & impairment costs	0.31		0.31	—
Non-recurring tax expense (benefit)	0.02	(0.04)	(0.02)	(0.18)
APS Healthcare	0.02	—	0.02	—
Net realized losses (gains), after-tax	0.01	—	(0.01)	(0.05)
Adjusted net income (loss)	$0.13	$(0.11)	$0.38	$0.88

Universal American uses adjusted net income (loss), calculated as net income (loss) excluding discontinued operations, Part D transaction related stock based compensation expense, restructuring and impairment charges, non-recurring tax benefit, and after-tax net realized capital gains and losses, as a basis for evaluating operating results. Although the excluded items may recur, we believe that the excluded items do not relate to the performance of Universal American’s core business operations and that adjusted net income (loss) provides a more useful comparison of our business performance from period to period.

December 31, 2011
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$985.3
Plus: Accumulated other comprehensive income	(11.2)

Total stockholders’ equity (excluding AOCI)	$974.1

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

December 31, 2011
Diluted Book Value per Common Share
Total stockholders’ equity	$985.3
Proceeds from assumed exercises of vested options	—
$985.3
Diluted common shares outstanding	81.5

Diluted book value per common share	$12.09

Total stockholders’ equity (excluding AOCI)	$974.1
Proceeds from assumed exercises of vested options	—
$974.1
Diluted common shares outstanding	81.5

Diluted book value per common share (excluding AOCI)	$11.96

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

December 31, 2011
Tangible Book Value per Common Share
Total stockholders’ equity (excluding AOCI)	$974.1
Less: intangible assets (1)	(180.8)
Proceeds from assumed exercises of vested options	—
$793.3
Diluted common shares outstanding	81.5

Tangible book value per common share	$9.74

(1)          Intangible assets include goodwill ($77.5 million), deferred acquisition costs, net of taxes ($92.0 million) and amortizing intangible assets, net of taxes ($11.3 million).

Universal American uses Tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets on a per share basis.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

December 31, 2011
Debt to Total Capital Ratio
Mandatorily Redeemable Preferred Shares	$40.0
Total outstanding debt	$40.0

Total stockholders’ equity	$985.3
Mandatorily Redeemable Preferred Shares	40.0
Total capital	$1,025.3

Debt to total capital ratio	3.9%

Total stockholders’ equity (excluding AOCI)	$974.1
Mandatorily Redeemable Preferred Shares	40.0
Total capital	$1,014.1

Debt to total capital ratio (excluding AOCI)	3.9%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609